UNIVERSAL    DIRECTORS    INC.

OMC Chambers * P.O.Box 3152 * Road Town * Tortola * British Virgin Islands
Tel. (284) 494-4693 * Fax. (284) 494-4695

Reply to:
7 Abraham de Veerstraat P.O.Box 840 CURAÇAO, Neth. Antilles Tel: (599-9) 461-3709 Fax: (599-9) 461-6978 E-Mail: fitrust@curinfo.an

AUTHORIZED SIGNATORIES AS OF JANUARY 1, 2006 FOR:
UNIVERSAL DIRECTORS INC.

The Director/President will sign:

/s/ Alberto Clodoaldo
Alberto Clodoaldo d'Abreu de Paulo

The Director/Secretary will sign:	The Director/Treasurer

/s/ Edwin Ricardo Geerman	/s/ Humberto Carlos d’Abreu de Paulo
Edwin Ricardo Geerman	Humberto Carlos d'Abreu de Paulo

Universal Directors Inc. is represented in all matters by any one of the above signatories.

Universal Directors Inc. is the sole Director/President & Secretary of:

*************************MONTILLA CAPITAL INC * *************************

Curaçao, September 2007

UNIVERSAL    DIRECTORS    INC.

OMC Chambers * P.O.Box 3152 * Road Town * Tortola * British Virgin Islands
Tel. (284) 494-4693 * Fax. (284) 494-4695

LIST of DIRECTORS and OFFICERS of:

UNIVERSAL DIRECTORS INC.

1.	d'ABREU de PAULO, Alberto Clodoaldo, born in Curaçao on September 7th 1938, residing at Plantage Klein Kwartier z/n, Curaçao, Netherlands Antilles, of Dutch nationality, being the PRESIDENT.
2.	GEERMAN, Edwin Ricardo, born in Aruba on October 11th 1951, residing at Kaya Roi Katochi 66, Curaçao, Netherlands Antilles, of Dutch nationality, being the SECRETARY.
3.	d'ABREU de PAULO, Humberto Carlos, born in Curaçao on August 23rd 1964, residing at Dr. Henri Fergusonweg 5, Apt. 8- B, Curacao, Netherlands Antilles, of Dutch nationality, being the TREASURER.

CERTIFIED to be true and correct by the Secretary, on September 28, 2007.

/s/ Edwin R. Geerman
Edwin R. Geerman, Secretary of:
UNIVERSAL DIRECTORS INC.

Reply to: Tel+ (599-9) 461-3709 * +(599-9)461-3310 * Fax.+ (599-9) 461-6978 * E-Mail: info@fitrust.com
7 Abraham deVeerstraat - P.O. Box 840 - CURACAO. Netherlands Antilles